Filed Pursuant to Rule 433

Registration Nos. 333-214626

and 333-214626-03

*Full Pricing* Volkswagen Auto Lease Trust 2020-A (VWALT 2020-A)

Lead Managers: Citi (Str.), Credit Agricole, Mizuho, and Societe Generale

Co-Managers: BNP and Santander

CL	AMT(MM)	WAL*	Fitch/S&P	P.WIN	L. FNL	BENCH	SPRD	YLD	CPN	$PX
A-1	$198.00	0.28	F1+/A-1+	1-8	12/20/2021	IntL	(5)	0.18492	0.18492	100.0000
A-2	$369.00	1.20	AAA/AAA	8-20	4/20/2023	EDSF	+5	0.276	0.27	99.99302
A-3	$359.00	1.96	AAA/AAA	20-28	1/22/2024	EDSF	+14	0.400	0.39	99.98115
A-4	$74.00	2.43	AAA/AAA	28-31	7/21/2025	IntS	+18	0.459	0.45	99.97932

*WAL to Maturity

-Deal Summary-

Offered Size : $1BN

Settle : 12/3/2020

Offering Format : SEC Reg

First Pay Date : 12/21/2020

ERISA : Yes

Ratings : Fitch/S&P

Min Denoms : 100k x 1k

BBG Ticker : VWALT 2020-A

B&D: Citi

-Available Information-

* Preliminary Prospectus and Ratings FWP (attached). Upsize CDI File to follow.

* Intex Deal Name: xVOLK20A Password: BY33

CUSIP: ISIN:

A-1: 92868VAA7 | US92868VAA70

A-2: 92868VAB5 | US92868VAB53

A-3: 92868VAC3 | US92868VAC37

A-4: 92868VAD1 | US92868VAD10

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-831-9146. Any legends, disclaimers or notices that appear below are not applicable to this message and should be disregarded. Such text has been automatically generated via bloomberg or another system.